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                                    EXHIBIT 5









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                                 (315) 449-6436


                                    August 27, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:    Subordinated Debentures:  $22,000,000
                Registration Statement on Form S-1
                ----------------------------------

Gentlemen:

         Reference is made to a registration statement on Form S-1 (such registration statement and all amendments thereto hereinafter referred to as the "Registration Statement") of Telmark Inc., a New York corporation (the "Company") filed herewith the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and originally declared effective on September 24, 1996, in connection with a proposed sale by the Company of $22,000,000 aggregate principal amount of its debentures, with such maturity dates and interest rates as set forth in the prospectus included in the Registration Statement or as established by the Company's Board of Directors or a duly authorized committee thereof and reflected in a prospectus supplement filed with the SEC (the "Debentures"). The Debentures are to be issued pursuant to an Indenture dated as of September 30, 1993 (the "Indenture") between the Company and OnBank and Trust Company, as Trustee as amended on August 21, 1997, by Agreement of Resignation, Appointment and Acceptance, under which Manufacturers & Traders Trust Company replaces OnBank & Trust Co. as Trustee.

         As legal counsel to the Company, I have examined the corporate proceedings and such other legal matters relating to the Indenture and the Debentures as I deemed relevant to the opinions expressed below.

         Based on such examination, I am of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of New York.

         2. The Company has corporate power to execute and deliver the Indenture and to authorize and sell the Debentures.


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Securities and Exchange Commission
August 27, 1997
Page 2


         3. The Debentures will be legally issued and binding obligations of the Company (except as may be limited by bankruptcy, insolvency, reorganization, or other laws of general applicability relating to or affecting creditors' rights or by general equity principles) (i) so long as the Registration Statement remains effective under the Act and the Indenture continues to qualify under the Trust Indenture Act of 1939, as amended, and (ii) the Debentures shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus.


                                                              Very truly yours,



                                                              /s/ DAVID M. HAYES
                                                              ------------------
                                                              David M. Hayes
                                                              Legal Counsel

DMH/jw

bcc:     H.E. Gerhart
         J.M. Cain, Esq., Sutherland, Asbill & Brennan, via Fax: (202) 637-3592